Exhibit 5.6

HARTIG RHODES HOGE & LEKISCH, P.C.

ROBERT L. HARTIG (1928-1980) JAMES D. RHODES (RETIRED) G. KENT EDWARDS (RETIRED)	ATTORNEYS AT LAW

ROBERT C. BRINK SEAN HALLORAN ANDREW E. HOGE CHRISTINE FOOTE HYATT MICHAEL JUNGREIS PETER A. LEKISCH	www.hartig.law.pro 717 K STREET ANCHORAGE, ALASKA 99501-3397 TELEPHONE (907) 276-1592 FACSIMILE (907) 277-4352	CHRISTINA M. PASSARD DOUGLAS C. PERKINS MARGARET J. RAWITZ CATHERINE M. ROGERS TODD SHERWOOD TODD J. TIMMERMANS JIM C. WILKSON

June 30, 2009

Teck Resources Limited

Suite 3300 – 550 Burrard Street

Vancouver, British Columbia V6C 0B3

Re:	Exchange Notes Registration
Alaska Guarantors-Teck Alaska Incorporated and Teck-Pogo Inc.

Ladies and Gentlemen:

We have acted as special Alaska counsel to Teck Alaska Incorporated and Teck-Pogo Inc. (each an “Alaska Guarantor” and collectively, the “Alaska Guarantors”), who are both Alaska corporations, in connection with filing of the registration statement on Form F-4 (the “Registration Statement”) of Teck Resources Limited (the “Company”), the Alaska Guarantors and the other registrants named therein. The Registration Statement relates to the registration under the Securities Act of 1933, as amended, of (i) the Company’s 9.75% Senior Secured Notes due 2014, 10.25% Senior Secured Notes due 2016, and 10.75% Senior Secured Notes due 2019 in an aggregate principal amount of U.S. $4,225,000,000 (the “Exchange Notes”); and (ii) the guarantees by the Alaska Guarantors and certain other subsidiaries of the Company of the Exchange Notes (the “Guarantees”).

This opinion is being furnished to you at the request of the Alaska Guarantors. Capitalized terms used but not otherwise defined in this letter have the respective meanings given to those terms in the Indenture dated as of May 8, 2009 and supplemented as of June 25, 2009, by and among the Company, the Alaska Guarantors, the other guarantor parties named therein and the Bank of New York Mellon, as the trustee (the “Indenture”).

1. Document Review. In connection with furnishing this opinion, we have examined:

(i)	a copy of the Registration Statement;

(ii)	a copy of the Indenture;

(iii)	a copy of the Registration Rights Agreement;

(iv)	copies of the Exchange Notes;

(v)	copies of the Guarantees; and

(vi)	other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

The Registration Statement, Indenture, Exchange Notes, Guarantees and Registration Rights Agreement are hereinafter collectively referred to as the “Documents.” We have not reviewed any financing documents related to the transaction other than those listed above.

In rendering our opinion, we have also relied, to the extent we deemed relevant and necessary, upon oral and written statements of officers and other representatives of the Alaska Guarantors as to factual matters, upon the factual matters contained in the representations and warranties of the Alaska Guarantors made in the purchase agreement, dated May 5, 2009 between the Company and the initial purchasers named therein. We have also examined such certificates of public officials, corporate documents and records, and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed.

2. Opinions. Based upon and subject to the foregoing, and subject to the qualifications, limitations, assumptions and exceptions set forth in subsequent portions of this opinion letter, it is our opinion that:

(a) Existence. Each Alaska Guarantor is an Alaska corporation, duly formed, validly existing and in good standing under the laws of the State of Alaska, duly qualified to do business under the law of the State of Alaska, and has all requisite corporate power and authority to own and operate its property and to conduct the business in which it proposes to engage and is engaged.

(b) Corporate Power. Each Alaska Guarantor has the corporate power and authority to execute, deliver, and perform Alaska Guarantor’s obligations under the Documents.

(c )Authorization. The execution and delivery of the Documents by each Alaska Guarantor and the performance of each Alaska Guarantor’s obligations under the Documents has been duly authorized by all requisite action of each Alaska Guarantor, and the Documents have been duly executed and delivered by Alaska Guarantors.

(d) Non-contravention. The execution and delivery by each Alaska Guarantor of the Documents will not result in the violation of: (i) the provisions of the Articles of Incorporation or Bylaws of either Alaska Guarantor, or (ii) any law, statute, regulation, rule, or, to the best of our knowledge, any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to such Alaska Guarantor.

(e) Consent. No consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority is required for the execution, delivery and performance by each Alaska Guarantor of the Documents, or for compliance by the Alaska Guarantor with the terms of the Documents, or for the consummation of the transactions contemplated by the Documents.

3. Assumptions. In our examination of the documents referred to above, we have assumed, without independent investigation: (i) the genuineness of all signatures, (ii) the enforceability of documents against each party to the documents other than the Alaska Guarantors, (iii) the legal capacity of all individuals who have executed any of the documents we reviewed, (iv) the authenticity of all documents and instruments submitted to us as originals, (v) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of agreements or other documents, (vi) the authenticity of the latter documents, (vii) that the statements in certificates of public officials and officers of the Alaska Guarantors regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate; (viii) each Alaska Guarantor has all the environmental, mining, and other governmental permits, licenses, authorizations, and consents necessary to engage in their specific mining operations; (ix) each party other than the Alaska Guarantors to the Documents has satisfied those legal requirements that are applicable to it to the extent necessary to make the Documents enforceable against it; (x) all parties other than the Alaska Guarantors have legal existence; (xi) the Documents have been duly authorized by all necessary action on the part of all parties, other than the Alaska Guarantors and the Documents have been duly executed and delivered by, and are valid as to, binding upon and enforceable against all parties other than the Alaska Guarantors; (xii) persons acting on behalf of the parties, other than the Alaska Guarantors, including agents and fiduciaries, are duly authorized to act in that capacity; (xiii) adequate consideration exists for the transaction; (xiv) each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (xv) the conduct of the parties has complied with any requirement of good faith, fair dealing and conscionability; (xvi) there are no agreements or understandings among the parties, other than the Alaska Guarantors, written or oral, and there is no usage of trade or course of prior dealing among the parties, other than the Alaska Guarantors, that would, in either case, define, supplement or qualify the terms of the Documents; (xvii) the Documents accurately reflect all of the intended agreements between the parties; (xviii) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision binding upon Alaska courts has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (xix) the financing statements for the security interest in property of the Alaska Guarantors are properly filed.

4. Limitations. This opinion letter is issued subject to the following limitations:

(a) No Title Opinion. We have made no examination of title to any property (whether real, personal or mixed), and we express no opinion whatsoever with respect.

(b) No Securities Opinion. We have not examined any securities or registration issues, and we express no opinion whatsoever with respect to securities laws and requirements.

(c) Licensed Only in Alaska. We express no opinion with respect to the effect of any law other than the law of the State of Alaska and the federal law of the United States.

(d) Financial. We have not evaluated or reviewed any financial information relating in any way to the Alaska Guarantors, and disclaim any obligation to conduct such evaluation or review in connection with this opinion. Moreover, we have not reviewed, and express no opinion on provisions relating to the occurrence of “material” or words of similar import contained in any such agreement or instrument.

(e) Subsequent Events. We undertake no obligation to advise you of facts or changes in fact, law, rulings and regulations occurring after the date of this opinion letter even though the changes may affect the legal analysis, legal conclusion, or information contained in this opinion letter.

(f) Captions. The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

Unless otherwise provided, this opinion letter is provided for the benefit of the party addressed and may not be used or relied upon by you, for any other purpose or by any other person for any purpose whatsoever, without in each instance our prior written consent. Unless otherwise instructed by you, we understand we do not have any obligation to advise you of any developments in areas covered by this opinion letter that occur after the date of the opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

We further consent to the use of and reliance on this opinion by the Company’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP for issuance of its opinion letter in connection with the transactions contemplated by the Documents.

Very truly yours,

HARTIG RHODES HOGE & LEKISCH, P.C.

By:  /s/ Chris Foote Hyatt

     Chris Foote Hyatt

cc:	Peter Rozee

        C. Bruce DiLuzio